Salomon Brothers Global Partners Income


Sub-Item 77C (Proxy Statement)

Registrant incorporates by reference Registrant's DEFA 14A dated September 27, 2005 filed on September 27, 2005.
(Accession No. 0001193125-05-192361)


On October 21, 2005, a Special Meeting of Shareholders was held to approve a new management agreement. The following table provides the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to each matter voted on at the Special Meeting of Shareholders.

Item Voted on         Votes For  Votes Against  Abstentions
Management Agreement  7,271,526    400,149        291,657


The Annual Meeting of Shareholders of the Fund was held on December 12, 2005, for the purpose of considering and voting upon the election of Directors. The following table provides information concerning the matter voted upon at the
Meeting:

Election of Directos          Votes For      Votes Withheld
Nominees:
Carol L. Colman               13,298,115        418,237
Leslie H. Gelb                13,310,676        405,675

At February 28, 2006, in addition to Carol L. Colman and
Leslie H. Gelb, the other directors of the Fund were as follows:
     Daniel P. Cronin
     R. Jay Gerken
     William R. Hutchinson
     Riordan Roett
     Jeswald W. Salacuse